UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported) January 29, 2003

SURE TRACE SECURITY CORPORATION
(Exact name of registrant as specified in its charter)

Utah (State or other jurisdiction of incorporation)	0-11424 (Commission File Number)	84-0959153 (IRS Employer Identification Number No.)

1530 9th Avenue S.E., Calgary, Alberta T2G 0T7
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (403) 537-5715

CORMAX BUSINESS SOLUTIONS INC.
200 Barclay Place SW Calgary, Alberta T2P 4R5
(Former name or former address, if changed since last report)

ITEM 1. Changes in Control of Registrant.

Not Applicable

ITEM 2. Acquisition or Disposition of Assets

A. Cormax Business Solutions Inc., a Utah corporation (the "Company"), changed its name to "Sure Trace Security Corporation". This name change was approved by the Company's shareholders owning a majority of the outstanding shares of the Company's capital stock at a special meeting of its shareholders held on December 30, 2002 (the "Meeting"). On February 4, 2003, the Company filed a Certificate of Amendment to its Articles of Incorporation (the "Amendment to the Articles"), which included, among other matters discussed below, this change to the Company's name. A copy of the Amendment to the Articles is filed with this Current Report on Form 8-K as Exhibit

B. In the Company's Form 8-K dated August 26, 2002, the Company disclosed that it had agreed to acquire all of the issued and outstanding stock (the "Acquisition") of Identification Technologies Inc., an Alberta corporation ("Identex"). At the Meeting, the shareholders also approved the Acquisition and the Acquisition was completed and closed on January 29, 2003

Under the terms of the Acquisition, 1 million shares of the Company's Series B Preferred Stock were issued to the shareholders of Identex. The Company's Series B Preferred Stock allows the holders thereof to convert such shares into shares of the Company's Class A Common Stock at the ratio of 178 shares of common stock for every one share of Series B Preferred Stock. Immediately following the closing of the Acquisition, the shareholders of Identex converted their shares of Series B Preferred Stock into shares of the Company's Class A Common Stock.

It is presently not feasible for the Company to provide the financial statements required by Item 7. Such financial statements will be filed within sixty days of the filing of this Current Report.

ITEM 3. Bankruptcy or Receivership

Not Applicable

ITEM 4. Changes in Registrants' Certifying Amendments

Not Applicable

ITEM 5. Other Event and Regulation FD Disclosure

A. At the Meeting described in Item 2 above, the Company's shareholders also approved a reverse split of the issued and outstanding shares of the Class A Common Stock. The Amendment to the Articles described above included this action. The reverse split was at a ratio of 15:1, meaning that every 15 shares that are outstanding will be equivalent to 1 share.

The shareholders also approved the cancellation of the Company's Preferred Stock and its Class B Common Stock. The cancellation of the Preferred Stock was contingent upon the conversion of all outstanding shares of Series A and Series B Preferred Stock into shares of the Company's Class A Common Stock, which took place as of January 31, 2003. The Company does not have any outstanding shares of Class B Common Stock. The cancellation of each of these classes of stock was effected by the filing of the Company's Amendment to the Articles referred to above.

B. Also at the Meeting, the shareholders approved the appointment of the following individuals as members of the Company's Board of Directors: Ryan Corley, Doug Rice, Harold Grodzins and Robert Jennens.

Mr. Corley has served as president and a member of the Board of Directors of EnXnet, Inc. since February 5, 2000. Mr. Corley was the founder of Gatsby's Coffee Company (now known as Tsunami Media Corporation) and served as Chairman of the Board of Directors, Chief Executive Officer and Secretary/Treasurer since its inception on September 10, 1998, until his resignation on February 22, 2000. Mr. Corley served as a consultant to several startup companies and small public companies during the period of July 1995 through November 1998. Mr. Corley was Chairman of the Board of Directors and President of Charge, Inc., and Charge Entertainment Corporation, its wholly owned subsidiary, from October 1986 through October 1995. Mr. Corley also was a founder in 1986, a member of the Board of Directors until his resignation on October 30, 1995, having served as Chairman of the Board of Directors from 1987 until January 23, 1995, President and Chief Executive Officer until his resignation from these positions on May 30, 1995, of U.S. Technologies Inc., a NASDAQ listed public corporation. Mr. Corley received a Bachelor of Science in Business Administration and a Masters in Business Administration from the University of Tulsa.

Mr. Rice has been in the marketing and public relations business for over 27 years. He spent 13 years as a stockbroker and a major portion of that was owning and running his own branch offices. He has been the owner in the restaurant business as well as having owned a large successful health and fitness center. For the past few years, Mr. Rice has been consulting with public corporations as well as start up businesses. His financial and business background will bring new and innovative concepts to Cormax, insofar as taking a product to market in the United States as well as taking the Corporation into the public arena. He currently works as a consultant for a public company in Tulsa, Oklahoma, helping them bring their technology to the public sector.

Mr. Jennens is the President and a member of the Board of Directors of Identex. Mr. Jennens has many years experience in the founding and development of successful companies in many different business sectors. These include the automotive, construction, bottled water and retail sectors. He has been responsible for establishment of significant marketing and franchise organizations.

Mr. Grodzins is currently the CEO, President and a Director of NITON LLC and Managing Director of NITON Europe Gmbh.

ITEM 6. Resignation of Registrants' Directors

Not Applicable

ITEM 7. Financial Statements and Exhibits

A. Financial Statements - see Item 2 above.

B. Exhibits

3.7. Certificate of Amendment to Articles of Incorporation, filed with the State of Utah on February 4, 2003.

4(i). See Exhibit 3(i).

ITEM 8. Change in Fiscal Year

Not Applicable

ITEM 9. Regulation FD Disclosure

Not Applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: February 5, 2002

SURE TRACE SECURITY CORPORATION By:/s/ Peter Leeuwerke Name: Peter Leeuwerke Title: President